Exhibit 99.1

PhotoMedex Receives Positive Nasdaq Listing Determination;

To Resume Trading on Nasdaq Today

HORSHAM, Pa. - (BUSINESS WIRE) - Oct. 2, 2017 - PhotoMedex, Inc. (Nasdaq; TASE: “PHMD,” hereinafter referred to as the “Company”) announced today that on September 28, 2017, the Company received formal notice that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) had granted the Company’s request for the resumption of trading of the Company’s common stock on The Nasdaq Capital Market (“Nasdaq”), which will take effect with the open of the market today, October 2, 2017.

The Listing Council’s determination to continue the Company’s listing and resume trading of the Company’s common stock on Nasdaq followed the Listing Council’s conclusion that the Nasdaq Hearings Panel (the “Panel”) erred when it determined to delist the Company’s securities from Nasdaq. As a result of the Panel’s decision, trading in the Company’s common stock was suspended on Nasdaq effective with the opening of business on July 7, 2017. The Company’s common stock has traded in the over-the-counter market since that time.

“We appreciate the Nasdaq Listing Council’s careful review of the Company’s appeal, and are grateful that the Company’s stock has been allowed to resume trading on Nasdaq today,” said Suneet Singal, Chief Executive Officer and President of the Company.

As previously disclosed by the Company on Forms 8-K, as filed with the Securities and Exchange Commission on May 26, 2017 and July 6, 2017, the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Staff”) notified the Company that the Staff had determined to delist the Company’s securities from Nasdaq based upon its determination that the Company failed to timely satisfy the requirements of Nasdaq Listing Rule 5110(a) (the “Rule”). The Rule requires an issuer to file an initial listing application and to satisfy all requirements for initial listing on Nasdaq prior to and upon the consummation of a “change of control” transaction, respectively.

Specifically, the Staff asserted that the consummation of the first phase of the Contribution Agreement by and between the Company and First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated (collectively, “First Capital”) on May 17, 2017 (the “May 17th Transaction”) constituted a “change of control” for purposes of the Rule and therefore required the Company to submit an initial listing application and to satisfy all requirements for initial listing on Nasdaq on or before May 17, 2017. As the Company had not as of that time done so, the Staff determined to delist the Company’s securities from Nasdaq.

The Company disputed the basis for the Staff’s delisting determination, and requested a hearing before the Panel to address the matter and to request the continued listing of its common stock on Nasdaq. In accordance with the Nasdaq Listing Rules, the Company’s common stock continued to trade on Nasdaq pending the ultimate outcome of the Panel hearing process.

The Company appeared before the Panel on June 29, 2017. At the hearing, the Company asserted that no change of control occurred as a result of the May 17th Transaction, and therefore maintained that the Rule should not have been applied to the Company. Notwithstanding, the Company committed to the Panel that it would take all necessary steps to timely evidence compliance with the Rule if and when an actual change of control were to occur in connection with the completion of additional phases under the Contribution Agreement with First Capital. Following the hearing, on July 5, 2017, the Panel notified the Company that it had determined to delist the Company’s securities from Nasdaq due to the Company’s non-compliance with the Rule. As a result, trading in the Company’s common stock on Nasdaq was suspended effective with the opening of business on July 7, 2017. Upon the suspension of trading on Nasdaq, the Company’s common stock was eligible to trade in the OTC Markets’ “Pink” tier. Thereafter, on July 24, 2017, the Company’s stock began trading on the OTCQB market, a higher qualitative tier within the OTC Markets system.

On July 20, 2017, the Company appealed the Panel’s decision to the Listing Council. Throughout the appeal process, which concluded with the issuance of the Listing Council’s decision on September 28, 2017, the Company consistently argued that the May 17th Transaction did not constitute a change of control for purposes of the Rule (or otherwise) and, therefore, the Rule should not have been applied to the Company, the application of which ultimately resulted in the suspension of trading of the Company’s securities on Nasdaq. The Listing Council’s decision indicated its concurrence with the Company’s position that the May 17th Transaction did not constitute a change of control for Nasdaq listing purposes and that, accordingly, the Rule did not apply. Based on the foregoing, the Listing Council ruled that the Panel erred in its determination to delist the Company’s common stock, and that the Company’s common stock should be allowed to immediately resume trading on Nasdaq since the Company meets all applicable requirements for continued listing.

The Company was represented in its appeal by Donohoe Advisory Associates LLC (www.donohoeadvisory.com).

About PhotoMedex

PhotoMedex, Inc. is in the process of transitioning from a skin health company providing medical and cosmetic solutions for dermatological conditions to a real estate investment company holding investments in a variety of current and future projects, including luxury high-end hotels and resort communities, residential developments, and select commercial properties.

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include, but are not limited to, statements with respect to the plans, strategies and objectives of management for future operations; product development, extensions and marketing; and expectations, beliefs or assumptions underlying any of the foregoing. The important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to, changes in consumers’ spending habits and the marketability of certain products. Please refer to the risks detailed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, as well as other filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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Source: PhotoMedex, Inc.